                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               COMMISSION FILE NUMBER: 000-16757

(Check One): [ ] Form 10-K or 10-KSB [ ] Form 20-F [ ] Form 11-K  [X]  Form 10-Q
 or 10-QSB [_] Form 10-D [_] Form N-SAR [_] Form N-CSR

For Period Ended:  SEPTEMBER 30, 2005

[_] Transition Report on Form 10-K

[_] Transition Report on Form 20-F

[_] Transition Report on Form 11-K

[_] Transition Report on Form 10-Q

[_] Transition Report on Form N-SAR

For the Transition Period Ended: ______________________________________

             Read Attached Instruction Sheet Before Preparing Form.
                              Please Print or Type.

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the  notification  relates  to a  portion  of the  filing  checked  above, identify  the  item(s)  to which the notification relates: ____________________

                                     PART I
                             REGISTRANT INFORMATION

Concord Milestone Plus, L.P.
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Full name of registrant

--------------------------------
Former name if applicable

200 Congress Park Drive, Suite 205
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Address of principal executive office (street and number)

Delray Beach, Florida 33445
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City, state and zip code

                                     PART II
                             RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]               (b) The subject annual report, semi-annual report, transition report on Form 10-K or 10-KSB, Form 20-F, Form 11-K, Form
                  N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on
                  Form 10-Q or 10-QSB or subject distribution report on Form
                  10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by
                  Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail why the Forms 10-K or 10KSB, 20-F,
11-K, 10-Q or 10-QSB, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

         CONCORD MILESTONE PLUS, L.P. (THE "REGISTRANT") HAS ITS PRINCIPAL PLACE
OF BUSINESS IN DELRAY BEACH, FLORIDA, WHICH IS LOCATED ON THE SOUTHEASTERN COAST
OF FLORIDA AND WAS SEVERELY DAMAGED BY HURRICANE WILMA ON OCTOBER 24, 2005. AS A
RESULT OF THE DESTRUCTION CAUSED BY HURRICANE WILMA, THE REGISTRANT WAS WITHOUT
PHONE SERVICE UNTIL NOVEMBER 2, 2005 AND WITHOUT POWER UNTIL NOVEMBER 7, 2005.
AS A RESULT OF THESE CIRCUMSTANCES, WHICH COULD NOT BE ELIMINATED WITHOUT
UNREASONABLE EFFORT OR EXPENSE, THE REGISTRANT'S FORM 10-QSB FOR THE QUARTER
ENDED SEPTEMBER 30, 2005 COULD NOT BE FILED BY THE PRESCRIBED DUE DATE.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

             JOSEPH P. OTTO                     (561)394-9260
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                 (Name)                (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes   [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          CONCORD MILESTONE PLUS, L.P.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 2005                             By:  /s/ Joseph P. Otto
                                                          ----------------------
                                                          Joseph P. Otto
                                                          Vice President